As filed with the Securities and Exchange Commission on March 26, 2014

Registration No. 333-194610

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

58.com Inc.

(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Block E, The North American International Business Center
Yi 108 Beiyuan Road, Chaoyang District, Beijing 100101
People’s Republic of China
Tel: (86 10) 5139-5858

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	David J. Johnson, Jr., Esq. O’Melveny & Myers 31 Floor, AIA Central 1 Connaught Road, Central Hong Kong +852 3512-2300	David Roberts, Esq. Ke Geng, Esq. O’Melveny & Myers LLP Yin Tai Centre Office Tower, 37th Floor No. 2 Jianguomenwai Ave., Beijing 100022 People’s Republic of China +86 10 6563-4200

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Class A ordinary shares, par value US$0.00001 per share(2)(3)	18,400,000	US$23.87	US$439,208,000	US$56,570
(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low trading prices on March 21, 2014 of the Registrant’s American depositary shares listed on the New York Stock Exchange and representing the Registrant’s Class A ordinary shares.
(2)	Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional shares. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No.333-191776). Each American depositary share represents two Class A ordinary shares.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only the face page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our current articles of association that have become effective upon the completion of our initial public offering provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through fraud or dishonesty.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.3 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

In July 2011, 58.com Inc. entered into a share exchange agreement with the then shareholders of China Classified Network Corporation, under the terms of which 58.com Inc. issued one preference or ordinary share in exchange for each preference or ordinary share that these shareholders held in China Classified Network Corporation. As a result of the share exchange, 58.com Inc. became our ultimate holding company.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

Purchaser	Date of Issuance	Number of Securities	U.S. Dollars	Underwriting Discount and Commission
Recruit Co., Ltd.	March 24, 2011	1,037,328 series B preference shares	US$2.1 million	Not applicable
Certain directors, officers, and employees	February 2011	Options to purchase 332,000 ordinary shares	Future services to our company	Not applicable
Certain directors, officers, and employees	April 1, 2011	Options to purchase 410,000 ordinary shares	Future services to our company	Not applicable
Certain directors, officers, and employees	May 31, 2011	Options to purchase 2,388,339 ordinary shares	Past and future services to our company	Not applicable
Certain directors, officers, employees and a consultant	July 31, 2011	Options to purchase 80,000 ordinary shares	Past and future services to our company	Not applicable

Purchaser	Date of Issuance	Number of Securities	U.S. Dollars	Underwriting Discount and Commission
WP X Asia Online Investment Holdings Limited	August 4, 2011	11,640,105 series B-1 preference shares	US$42.0 million	Not applicable
WP X Asia Online Investment Holdings Limited	September 30, 2011	3,602,890 series B-1 preference shares	US$13.0 million	Not applicable
Certain directors, officers, and employees	November 30, 2011	Options to purchase 598,000 ordinary shares	Future services to our company	Not applicable
Certain directors, officers, and employees	March 31, 2012	Options to purchase 479,000 ordinary shares	Future services to our company	Not applicable
Certain directors, officers, and employees	May 31, 2012	Options to purchase 342,000 ordinary shares	Future services to our company	Not applicable
Certain directors, officers, and employees	August 31, 2012	Options to purchase 35,500 ordinary shares	Future services to our company	Not applicable
Certain directors, officers, and employees	November 30, 2012	Options to purchase 264,000 ordinary shares	Future services to our company	Not applicable
Certain directors, officers, and employees	December 31, 2012	Options to purchase 192,000 ordinary shares	Future services to our company	Not applicable
Certain directors, officers, and employees	January 1, 2013	Options to purchase 1,187,000 ordinary shares	Past and future services to our company	Not applicable
Certain officers and employees	July 31, 2013	Options to purchase 1,900,000 ordinary shares	Past and future services to our company	Not applicable
Certain employees	September 17, 2013	Options to purchase 30,000 ordinary shares	Past and future services to our company	Not applicable
Certain officers and employees	October 14, 2013	Options to purchase 646,000 ordinary shares	Past and future services to our company	Not applicable
Certain officers	October 30, 2013	Options to purchase 70,000 ordinary shares	Future services to our company	Not applicable

In February 2014, our board of directors approved to grant options to purchase an aggregate of 138,200 Class A ordinary shares and 59,400 restricted share units to certain of our employees, with the exercise price of such options being US$15.95 per share.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on March 26, 2014.

58.com Inc.

By:	/s/ Jinbo Yao Name: Jinbo Yao Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below and on March 26, 2014.

Signature	Title	Date
/s/ Jinbo Yao Name: Jinbo Yao	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	March 26, 2014
/s/ Hao Zhou Name: Hao Zhou	Chief Financial Officer (principal financial and accounting officer)	March 26, 2014
* Name: Wensheng Cai	Director	March 26, 2014
* Name: Dong Yang	Director	March 26, 2014
* Name: Frank Lin	Director	March 26, 2014
* Name: Julian Cheng	Director	March 26, 2014
* Name: Herman Yu	Director	March 26, 2014
* Name: Richard Weidong Ji	Director	March 26, 2014
*By: /s/ Jinbo Yao Name: Jinbo Yao Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of 58.com Inc. has signed this registration statement or amendment thereto in New York on March 26, 2014.

Authorized U.S. Representative

By:	/s/ Amy Segler Name: Amy Segler Title: Service of Process Officer Law Debenture Corporate Services Inc

58.com Inc.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.
3.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
4.1	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3).
4.2	Registrant's Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
4.3	Form of Deposit Agreement, among the Registrant, the depositary and holders of the American Depositary Receipts (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
4.4	Share Exchange Agreement dated July 6, 2011 among the Registrant, China Classified Network Corporation and the then existing shareholders of China Classified Network Corporation (incorporated herein by reference to Exhibit 4.4 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
4.5	Amended and Restated Shareholders' Agreement dated as of August 4, 2011 among the Registrant, its ordinary shareholders and preference shareholders (incorporated herein by reference to Exhibit 4.5 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
4.6	Series B-1 Preference Share Subscription Agreement dated July 23, 2011 among the Registrant, Jinbo Yao, Jianbo Su, Baoshan Wang, Nihao China Corporation, China Classified Information Corporation Limited, Beijing Chengshi Wanglin Information Technology Co., Ltd., Beijing 58 Information Technology Co., Ltd. and WP X Asia Online Investment Holdings Limited (incorporated herein by reference to Exhibit 4.6 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
5.1†	Opinion of Conyers Dill & Pearman (Cayman) Limited regarding the validity of the ordinary shares being registered.
8.1†	Opinion of Conyers Dill & Pearman (Cayman) Limited regarding certain Cayman Islands tax matters.
8.2†	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters.
10.1	2010 Employee Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
10.2	2013 Share Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
10.3	Form of Indemnification Agreement with the Registrant's directors and executive officers (incorporated herein by reference to Exhibit 10.3 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).

Exhibit Number	Description of Document
10.4	Form of Employment Agreement between the Registrant and an executive officer of the Registrant (incorporated herein by reference to Exhibit 10.4 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
10.5	English translation of the Amended and Restated Exclusive Business Cooperation Agreement between Beijing Chengshi Wanglin Information Technology Co., Ltd. and Beijing 58 Information Technology Co., Ltd. dated October 10, 2011 (incorporated herein by reference to Exhibit 10.5 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
10.6	English translation of the Equity Interest Pledge Agreements, as amended and restated, among Beijing Chengshi Wanglin Information Technology Co., Ltd., Beijing 58 Information Technology Co., Ltd. and each of the shareholders of Beijing 58 Information Technology Co., Ltd. dated June 28, 2013 (incorporated herein by reference to Exhibit 10.6 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
10.7	English translation of the Exclusive Option Agreements, as amended and restated, among Beijing Chengshi Wanglin Information Technology Co., Ltd., Beijing 58 Information Technology Co., Ltd. and each of the shareholders of Beijing 58 Information Technology Co., Ltd. dated June 28, 2013 (incorporated herein by reference to Exhibit 10.7 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
10.8	English translation of Power of Attorney issued by each of the shareholders of Beijing 58 Information Technology Co., Ltd. dated June 28, 2013 (incorporated herein by reference to Exhibit 10.8 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
10.9	English translation of Loan Agreements between Beijing Chengshi Wanglin Information Technology Co., Ltd. and each of the individual shareholders of Beijing 58 Information Technology Co., Ltd. (incorporated herein by reference to Exhibit 10.9 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
10.10	Subscription Agreement dated as of October 17, 2013 between the Registrant and DCM Hybrid RMB Fund (incorporated herein by reference to Exhibit 10.10 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
21.1†	Principal subsidiaries of the Registrant.
23.1†	Consent of PricewaterhouseCoopers Zhong Tian LLP, Independent Registered Public Accounting Firm.
23.2†	Consent of Conyers Dill & Pearman (Cayman) Limited (included in Exhibit 5.1).
23.3†	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).
23.4†	Consent of Han Kun Law Offices (included in Exhibit 99.2).
23.5	Consent of iResearch (incorporated herein by reference to Exhibit 23.5 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
24.1†	Powers of Attorney (included on signature page).

Exhibit Number	Description of Document
99.1	Code of Business Conduct and Ethics of the Registrant (incorporated herein by reference to Exhibit 99.1 to the registration statement on Form F-1 (File No. 333-191424), as amended, initially filed with the Security and Exchange Commission on September 27, 2013).
99.2†	Opinion of Han Kun Law Offices regarding certain PRC law matters.

*	Being filed with this registration statement.
†	Previously filed.